Exhibit 99.1

Timber Pharmaceuticals to Present Interim Analyses from Phase 3 ASCEND Study of TMB-001 in Congenital Ichthyosis

- First presentation of data from Phase 3 ASCEND study will feature pharmacokinetic results that indicate minimal systemic absorption of isotretinoin -

- Data to be presented at the Society for Pediatric Dermatology’s Annual Meeting -

WARREN, NJ, June 20, 2023 – Timber Pharmaceuticals, Inc. ("Timber" or the “Company”) (NYSE American: TMBR), a clinical-stage biopharmaceutical company focused on the development and commercialization of treatments for rare and orphan dermatologic diseases, today announced that interim pharmacokinetic (PK) analyses from the Phase 3 ASCEND study indicate minimal systemic absorption of isotretinoin or its major metabolites in patients with moderate to severe forms of congenital ichthyosis (CI) who were treated with TMB-001 0.05% ointment. Full PK results will be presented during the Society for Pediatric Dermatology’s Annual Meeting to be held July 13-16, 2023, in Asheville, North Carolina.

“Many dermatologists are familiar with oral isotretinoin, but high-dose and chronic oral isotretinoin therapy required in the treatment of CI cannot be tolerated by many patients due to systemic toxicity,” said Alan Mendelsohn, M.D., Chief Medical Officer of Timber. “We are advancing innovative clinical research evaluating TMB-001, a topical isotretinoin formulated using our proprietary IPEG™ delivery system that enables targeted delivery to the epidermis and dermis with the potential to minimize systemic drug absorption, which we hope will translate into better safety and lower systemic toxicity while still maintaining high degrees of efficacy.”

The Phase 3 ASCEND study (https://ichthyosistrial.com/about_ascend_study.htm) is an ongoing double-blind, vehicle-controlled randomized 12-week study followed by 12 weeks of open label treatment of patients who are greater than 6 years of age with moderate to severe X-linked recessive CI (XLRI) or autosomal recessive CI (ARCI). The primary endpoint is the difference in proportions of treated patients with 2-point Investigator's Global Assessment (IGA) scaling/fissuring score improvement from baseline at 12 weeks. A subset of patients is also participating in a 12-week open label Maximal Use Study (MuST) that includes the collection of PK data as well as safety and efficacy data.

The interim PK analyses include the first nine patients who completed 15 days of the MuST study. The results indicate minimal absorption of isotretinoin when TMB-001 0.05% is applied to 75-90% of the body surface area. The 9 subjects (7 ARCI, 2 XLRI; ages 12-62) demonstrated mean plasma concentrations (ng/mL) of isotretinoin at Day 14 of 4.83 (range: 1.46-16.59), 4-oxo-isotretinoin of 13.71 (6.52-47.86), tretinoin of 0.08 (0-0.66) and 4-oxo-tretinoin of 0.

“The dry, thickened, and scaling skin that people living with these rare genetic keratinization disorders must deal with can be seriously debilitating, especially in the most severe cases of XLRI and ARCI,” said Joyce M.C. Teng, M.D., Ph.D., Professor and Director of Pediatric Dermatology, Stanford University. “If we can overcome toxicity challenges of oral treatment with a novel topical formulation of isotretinoin, we may be able to provide better care for our patients. These interim PK data are encouraging, especially when we compare the results to plasma isotretinoin concentrations that we typically see on the labels of oral therapies, which are as high as 862ng/mL with a single dose of 80mg of isotretinoin.”

Exhibit 99.1

Timber has received both Breakthrough Therapy Designation and Fast Track Status from the U.S. Food and Drug Administration for TMB-001.

About Timber Pharmaceuticals, Inc.

Timber Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company focused on the development and commercialization of treatments for rare and orphan dermatologic diseases. The Company's investigational therapies have proven mechanisms-of-action backed by decades of clinical experience and well-established CMC (chemistry, manufacturing, and control) and safety profiles. The Company is initially focused on developing non-systemic treatments for rare dermatologic diseases including congenital ichthyosis (CI) and sclerotic skin diseases. For more information, visit www.timberpharma.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and Private Securities Litigation Reform Act, as amended, including those relating to the Company's product development, clinical and regulatory timelines, market opportunity, competitive position, intellectual property rights, possible or assumed future results of operations, business strategies, potential growth opportunities and other statements that are predictive in nature. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate and management's current beliefs and assumptions.

These statements may be identified by the use of forward-looking expressions, including, but not limited to, "expect," "anticipate," "intend," "plan," "believe," "estimate," "potential, "predict," "project," "should," "would" and similar expressions and the negatives of those terms. These statements relate to future events or our financial performance and involve known and unknown risks, uncertainties, and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include those set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2022, as well as other documents filed by the Company from time to time thereafter with the Securities and Exchange Commission. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

For more information, contact:

Timber Pharmaceuticals, Inc.
John Koconis
Chairman and Chief Executive Officer
jkoconis@timberpharma.com

Investor Relations:
Stephanie Prince
PCG Advisory
(646) 863-6341
sprince@pcgadvisory.com

Media Relations:
Adam Daley
Berry & Company Public Relations
(212) 253-8881
adaley@berrypr.com